EXHIBIT 5.1

May 15, 2003

AmeriCredit Corp.

801 Cherry Street, Suite 3900

Fort Worth, Texas 76102

Re:	AmeriCredit Corp. – Registration Statement on Form S-3

Dear Ladies and Gentlemen:

We have acted as special counsel for AmeriCredit Corp. (the “Company”) in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) relating to the resales from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act of 1933, as amended (the “Act”), of up to an aggregate of 1,287,691 shares (the “Shares”) of common stock, par value $0.01 per share, issuable upon the exercise of warrants issued in September 2002 (the “Warrants”) to the selling stockholders named in the Registration Statement.

In connection therewith, we have examined and relied upon the original or copies, certified to our satisfaction, of (i) the Articles of Incorporation and the Bylaws of the Company, in each case as amended to date; (ii) copies of resolutions of the Board of Directors of the Company relating to the issuance and sale of the Warrants, the issuance and delivery of the Shares upon exercise of the Warrants, the preparation and filing of the Registration Statement and related matters; (iii) an executed copy of the Warrant Agreement, dated September 26, 2002, between the Company and FSA Portfolio Asset Management, Inc.; (iv) the Registration Statement, and all exhibits thereto; and (v) such other documents and instruments as we have deemed necessary for the expression of the opinions herein contained. In making the foregoing examinations, we have assumed the authenticity of the documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy.

AmeriCredit Corp.

May 15, 2003

Subject to the foregoing and the other matters set forth herein, we are of the opinion that the Shares, when issued and delivered in accordance with the terms of the Warrants and the Warrant Agreement, will be validly issued, fully paid and nonassessable.

We are licensed to practice law only in the State of Texas. The opinions expressed herein are specifically limited to the laws of the State of Texas and the federal laws of the United States of America. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

JENKENS & GILCHRIST,

A Professional Corporation

/s/ L. Steven Leshin

By: L. Steven Leshin